FX ENERGY, INC. 3006 Highland Drive, #206 Salt Lake City, Utah 84106 USA Telephone: (801) 486-5555 Facsimile: (801) 486-5575	FX Energy Poland Sp. z o.o. ul. Chalubinskiego 8 00-613 Warszawa, Poland Telephone: (4822) 830-0074 Facsimile: (4822) 630-6632

August 30, 2013

Zachary Prensky
zach@littlebear.us

Re:  Your letter of 27 June 2013 (copy attached)

Dear Mr. Prensky:

In the above-referenced letter, you criticized a number of FX Energy’s policies and actions.  We have reviewed and considered your comments and, where such criticisms are objective rather than subjective, we researched, and provide in this letter, factual information useful in analyzing your criticisms.  For purposes of this letter, we have categorized your criticisms as follows:

(1)           lack of adequate news flow and technical information for shareholders and analysts;

(2)           lack of research coverage;

(3)           low institutional ownership;

(4)           low stock price compared to NAV;

(5)           disproportionate executive compensation; and

(6)           selective disclosure of information.

Below we address your criticisms in each of the foregoing categories.

As a comparative benchmark, we considered your criticisms in the context of the practices of the oil and gas exploration and production companies identified as our industry "peer group" in the FX Energy 2013 Proxy Statement filed with the SEC on April 30, 2013 (the “2013 Proxy”).  As the 2013 Proxy explains, these companies are similar to us in market capitalization, annual revenues, and enterprise value.  The following 16 companies comprised our peer group and were used during 2012 the industry peer group used during 2012 in connection with executive compensation decisions:

Abraxas Petroleum Corp.	HKN, Inc.
Barnwell Industries, Inc.	Isramco, Inc.
Double Eagle Petroleum Co.	Miller Energy Resources, Inc.

FX ENERGY, INC.

Zachary Prensky
August 30, 2013

Evolution Petroleum Corp.	Panhandle Oil & Gas, Inc.
GASCO Energy, Inc.	Royale Energy, Inc.
GASTAR Exploration	Triangle Petroleum Corp. Ltd.
GeoMet Inc.	US Energy Corp.
Harvest Natural Resources, Inc.	ZaZa Energy Corporation

Although the peer group serves principally to compare executive compensation, we believe it also illustrates the public disclosure practices and policies of similar oil and gas exploration companies and is, therefore, relevant to an analysis of your criticisms.

1.           Lack of News and Technical Information.  For analysis of this criticism, we compiled a table showing the number of news releases issued by FX Energy and by its peer group companies during the 12-month period ended June 30, 2013, based on information obtained from an analysis of all press releases published on the companies’ websites and all Current Reports on Form 8-K filed with the Securities and Exchange Commission (www.sec.gov) by the peer group companies (see Attachment 1).  For ease of further analysis, we subdivided the releases issued by FX Energy and its peer group into eight subcategories referencing the subject matter of such releases, one of which is entitled “Operational Updates” and refers to releases that generally provide operational updates and technical information.  As you will see in the table, during that period, FX Energy issued more total press releases (38) than all but two of its peers and more Operational Updates (25) than any of its peers.

As far as the technical information generally contained in our press releases is concerned, there is no evidence in your letter or elsewhere that we are aware of indicating that the technical information contained in our releases is less detailed or otherwise differs from that contained in the releases of our peers or by others in the oil and gas industry.  For example, FX Energy has disclosed tested flow rates agreed to in consultation with its partner, PGNiG, for each of our commercial wells in Poland and additional technical information, including per-well reserves as calculated by independent petroleum engineers, is available from the investor presentation on the company website.  As to the Tuchola-3K drill hole mentioned in your letter, we intend to disclose further technical information when further work and related business conditions make such disclosure reliable and appropriate.

On the basis of the foregoing, we have concluded that your criticisms in this area, which are not supported by evidence contained in your letter, are unwarranted.

FX ENERGY, INC.

Zachary Prensky
August 30, 2013

2.           Lack of Research Coverage.  For analysis of this criticism, we prepared a graph showing research coverage of FX Energy and its peers that includes the names of the firms providing coverage for each peer group company, based on information obtained from the Analyst Ratings Network (http://www.analystratings.net) as of July 22, 2013 (see Attachment 2).  As of the date of that report, FX Energy was covered by 10 research analysts; only one peer company was covered by more firms.  We note that there is considerable overlap of the research firms providing such coverage for various members of the peer group, suggesting, in general, that investors should expect to find little or no difference in the depth or the methodology of research coverage where more than one company in the peer group is covered by one or more of the same firms.

We have concluded that your criticisms in this area, which are not supported by evidence contained in your letter, are unwarranted.

3.           Lack of Institutional Ownership.  For analysis of this criticism, we prepared a graph showing institutional ownership of FX Energy and the peer group as of March 31, 2013, and December 31, 2012 and 2011, based on information obtained from NASDAQ (see Attachment 3).  In terms of the percentage of stock owned by institutions, FX Energy ranked higher than 11 of its peers and lower than five of them.

We have concluded that your criticisms in this area, which are not supported by evidence contained in your letter, are unwarranted.

4.           Low Stock Price Compared to NAV.  For analysis of this criticism, we prepared a graph showing Market Capitalization vs. NAV for FX Energy and its peer group as of December 31, 2012, and as of June 30, 2013, based on information obtained from the Securities and Exchange Commission and Yahoo Finance (see Attachment 4).  In terms of this ratio, FX Energy ranked higher than 10 of its peers and lower than six of them.

Based on this analysis, we have concluded that your criticisms in this area, which are not supported by evidence contained in your letter, are unwarranted.

5.           Disproportionate Executive Compensation.  The 2013 Proxy provides detailed guidance on our compensation policies and the determination of our executive compensation.  We have included for your review, as Attachment 5 to this letter, the executive compensation section from the 2013 Proxy.  For summary purposes, we call your attention to the following excerpts from pages 13 – 14, which summarize our policies, including our use of benchmarking our compensation against those of our peer group:

Executive Compensation Process

.  .  .  .

Benchmarking Against Peer Companies

We strive to compensate our executives competitively relative to industry peers.  We use both survey data and information from our industry peers as a framework in structuring our total compensation opportunities.  Actual compensation paid will be higher or lower than peer group averages, which is our benchmark level for compensation, depending on a number of factors, including Company and individual performance, performance of the peer group, accomplishment of our goals, our financial condition, and industry and economic conditions generally.

FX ENERGY, INC.

Zachary Prensky
August 30, 2013

We annually review competitive executive compensation based on public company data compiled by Equilar, Inc., an independent compensation data compiler.  We do not engage an independent compensation consultant.

We believe that our executive compensation is in line with the principles articulated above and with the compensation of our peer group.  Further, we believe that our executive compensation aligns the interests of our executives with those of our shareholders, in respect of both the fixed and variable components of our executive compensation.

Our shareholders apparently generally concur with our long-standing executive compensation strategy, performance benchmarks, and implementation, because at our 2011 annual meeting, the shareholders approved by a 78% majority a resolution approving our executive compensation and elected to have the shareholders vote on “say-on-pay” only every three years.

More specifically, our 2011 Incentive Plan, which was designed based on our then-peer group practices, included a specific annual equity grant rate of 1.82% of our outstanding shares. The 2011 Incentive Plan received a positive recommendation from ISS and was approved by more than 85% of the 29.4 million votes cast at the September 2011 special meeting of our shareholders.

We conclude that your criticisms in this area are not supported by evidence and are unwarranted.

6.           Selective Disclosure of Information.  As a public company subject to SEC and NASDAQ Stock Market regulation, FX Energy is required to disclose material information to the marketplace broadly and is, of course, prohibited from disclosing material information to a selected few.  We are keenly aware of these responsibilities and make every effort to comply through periodic reports, reports of specified events on Form 8-K, participation in investor conferences, which are announced on Form 8-K, and more detailed operations updates and investor presentations posted on our website.

Your letter speculates about two instances of alleged “selective disclosure.”  The first is that in the FX Energy earnings call on May 5, 2013, “an investor inferred that the Tuchola-3K was ‘down dip’ of the assumed reservoir.”  If the statement in question referred to the fact that the hydrocarbon reservoir penetrated by the Tuchola-3K drill hole is bottomed lower in the stratigraphic column than the horizon originally targeted, this observation is accurate and was disclosed by FX Energy in a news release dated April 8, 2013, i.e., one month prior to the earnings call.  If, on the other hand, the individual who made this observation really meant to say that the Tuchola-3K is “down-dip” of the reservoir, it is simply inaccurate and did not originate from any disclosure made by FX Energy.  The second alleged instance of “selective disclosure” refers to information posted on a message board by an unidentified individual who, apparently in your subjective judgment, “seemed to have firsthand knowledge of the delays in testing the [Plawce] well.” (Underlining added.)  It should be obvious that FX Energy does not control the content of messages posted by third parties on message boards.  You may be assured, however, that the information referred to in your letter did not originate from FX Energy.  We note on this subject, that you should be aware that third parties with no relationship to FX Energy from time to time seek to obtain information concerning operations not (or not yet) contained in company disclosures, as it is our understanding that your website posted a video feed of our Kutno drilling operation obtained by positioning a camera proximate to the drill site without our knowledge or acquiescence.

FX ENERGY, INC.

Zachary Prensky
August 30, 2013

We have concluded that your criticisms of selective disclosure of information by FX Energy are not supported by evidence contained in your letter or any other evidence of which we are aware, either respecting matters you have raised or any other matters.  Your criticism is unwarranted.

As to some of your more general points and comments, we believe that our executive, technical, and director personnel have the appropriate expertise and judgment required for FX Energy to take advantage of the opportunities presented by our assets.  We note that all of the incumbent directors have been reelected by substantial stockholder majorities at recent annual meetings.  We intend to take all reasonable and prudent steps to increase and maximize shareholder value in accordance with operational and strategic opportunities as they arise from time to time, and we are committed to continuing to provide our shareholders (as well as the analyst community) with such information as is necessary and useful to keep them informed of our activities and the value of our assets and operations.

We at FX Energy share your current frustration that the market does not now value the shares of FX Energy higher than it does.  Personally, I also believe that there is more value in the FX Polish assets than is reflected in our current proved reserves.  In this regard, I take some comfort in the fact that we intend to drill more wells this year than ever before, and I believe that we will be able to maintain or exceed that operational pace in 2014.  I am optimistic that the results of such increased operational activity will result in an increase in our net asset value and that the market will take notice of that increase.

Sincerely,

/s/ Thomas B. Lovejoy
Thomas B. Lovejoy, Chairman

Attachments:

1.  Analysis of Peer Group Press Releases
2.  Peer Group Research Coverage
3.  Peer Group Institutional Ownership
4.  Peer Group Market Capitalization vs. Net Asset Value
5.  Executive Compensation excerpt from 2013 Proxy Statement
6.  Open Letter from Zachary Prensky, dated 27 June, 2013

Attachment 5

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers for 2012 should be read together with the compensation tables and related disclosures set forth below.  This compensation discussion and analysis has been prepared by our management and reviewed by our Compensation Committee and Board of Directors.  This discussion is intended to provide perspective and context for the compensation tables that follow.  After its review, the Compensation Committee recommended the inclusion of this compensation discussion and analysis in this proxy statement.  See “Report of the Compensation Committee” above.  This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs.  Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

This compensation discussion and analysis covers the following topics:

•	the philosophy and objectives of our executive compensation program;

•	our process of setting executive compensation;

•	the components of our executive compensation;

•	internal pay equity and risk assessment; and

•	the tax considerations of executive compensation.

Company Overview / Summary of 2012 Performance

FX Energy is a unique, independent oil and gas company.  As the only U.S.-based company whose focus is on early-stage exploration in Poland and one of only a few of its size that operates outside the United States, we face many challenges that go beyond the typical risks associated with an established oil and gas company operating domestically.  These challenges include working with Poland’s governmental agencies as new energy policies and practices evolve, enhancing the knowledge base of the local industry, and working through a frequently changing political climate.  In addition, we face the risk of doing business in a former communist country, where exploration and environmental laws continue to change.  Finally, we have a national oil company as the partner and operator of the majority of our significant exploration projects and principal purchaser of production, which means we cannot control the timing and nature of many of our operations.

In addition, while we have been successful in many of our drilling operations and have established reserves and production, we continue to face significant exploration risk.  We recognize our risk profile and consider this and our unique operating circumstances when we set executive compensation.

During the past three years, including 2012, we have successfully executed on many of the key objectives that we believe will translate into long-term value for our shareholders.  Highlights of our achievements over the past three years include:

•	Oil and gas revenues have almost tripled since 2009 to $34.5 million in 2012, a compound annual growth rate of 39% per year.

Attachment 5

•	Total revenues have likewise increased, with a compound annual growth rate of 36% per year during the same period.

•	Oil and gas production has more than doubled since 2009 to 4.8 Bcfe in 2012, a compound annual growth rate of 30%.

•
We continue to diversify our production risk profile.  At the time of this report, we were producing gas from eight wells in Poland, with two additional wells scheduled to begin production during 2013.  At the end of 2009, we were producing gas from only three wells in Poland.

•
Our exploration and development spending continues to increase.  The amounts we expended for exploration costs and capital additions in 2012 represent a record level that is triple our 2009 spending for the same purposes.

These achievements have positioned us to benefit from Poland’s relatively high gas prices.  At the time of this report, the low-methane tariff in Poland was 40% higher than at year-end 2009.  The U.S. dollar average gas price we received in 2012, taking into account currency fluctuations throughout the year, was 36% higher than the amount we received in 2009.

Our executive compensation programs reflect the achievements stated above, as further described in our Compensation Discussion and Analysis.

Executive Compensation Philosophy

Our executive compensation program, composed primarily of salary, short-term incentives, and long-term incentives, is intended to align the interests of our executives with those of our stockholders.  We believe our program accomplishes this objective by rewarding performance that is designed to result in an increase in the value of our stockholders’ investments over time.  Accordingly, a significant portion of total compensation is directly related to our performance.  In order to build a direct link between stockholder interests and executive compensation, we have equity and cash incentive compensation programs that may account for a majority of an executive’s compensation.  This practice parallels the compensation practices of our peer group.  In order to attract and retain the best talent, we compensate at a level that reflects the demand within our peer group for talented executives, especially in a cyclical industry environment.  In view of these circumstances, we must balance pay for performance with the need to attract, retain, and incentivize senior executives.  The Compensation Committee has the discretion to recommend rewards for superior performance or decreases for inferior performance.  While incentivizing performance, the design of our program is intended to mitigate excessive risk-taking by executives.  We believe our mix and structure of compensation promote sustained performance without motivating or rewarding excessive risk.

Advisory Vote on Executive Compensation

In 2011, we held our first shareholder advisory vote on the compensation paid to our Named Executive Officers in 2010, which resulted in more than 79% of votes cast approving such compensation.  As recommended by the Board, shareholders expressed their preference for an advisory vote on executive compensation once every three years, and we have implemented that recommendation.  The next shareholder advisory vote on our executive compensation will occur at the 2014 Annual Stockholders’ Meeting.

Attachment 5

The Compensation Committee evaluated the results of the 2011 advisory vote on executive compensation and the support expressed by shareholders at our 2011 meeting.  The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this compensation discussion and analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of comparative compensation data that included information regarding a selected peer group.  While each of these factors bore on the Compensation Committee’s decisions regarding our executives’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say-on-pay” advisory vote.  Given the support stockholders expressed for our executive compensation programs, the Compensation Committee generally elected to continue the same principles in determining the types and amounts of compensation to be paid to the Named Executive Officers in 2012.  The Compensation Committee intends to monitor the results of future “say-on-pay” advisory votes when evaluating the effectiveness of our executive compensation policies and practices, particularly in the event of a negative vote or significant changes in the percentage of favorable votes regarding any such proposal.

Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in its charter, include each of the following:

•
developing and implementing compensation programs that enhance our ability to recruit and retain qualified executives, directors, and other personnel and developing and implementing equity and other performance awards programs that create long-term incentives for executive management, directors, and key employees by enabling them to acquire an equity stake in us;

•
reviewing and recommending to the Board of Directors, outside the presence of the Chief Executive Officer, the amount and manner of compensation of the Chief Executive Officer for final determination by the Board of Directors;

•
consulting with and considering the recommendations of the Chief Executive Officer respecting the amount and manner of compensation of the other executive officers and recommending to the Board of Directors the amount and manner of compensation for such executive officers for final determination by the Board of Directors; and

•	reviewing and recommending to the Board of Directors incentive awards under our equity and other award plans for executive officers, directors, employees, and other eligible participants.

Benchmarking Against Peer Companies

We strive to compensate our executives competitively relative to industry peers.  We use both survey data and information from our industry peers as a framework in structuring our total compensation opportunities.  Actual compensation paid will be higher or lower than peer group averages, which is our benchmark level for compensation, depending on a number of factors, including Company and individual performance, performance of the peer group, accomplishment of our goals, our financial condition, and industry and economic conditions generally.

Attachment 5

We annually review competitive executive compensation based on public company data compiled by Equilar, Inc., an independent compensation data compiler.  We do not engage an independent compensation consultant.

Each year, our Compensation Committee spends considerable time selecting a relevant peer group, with input from management.  The scoping criteria from 2011 were reviewed again at the beginning of 2012 and reaffirmed as appropriate benchmarks for selecting the peer group.  In selecting the 2012 peer group, we reviewed year-end 2011 data for U.S.-traded public companies engaged in the oil and gas business that were similar to us in market capitalization, annual revenues, and enterprise value.  We believe that these criteria were effective in yielding an appropriate peer group of comparable companies.  The industry peer group changes from time to time due to business combinations, asset sales, bankruptcies, and other types of events that cause peer companies to no longer exist or no longer be comparable.  The Compensation Committee approves any revisions to the peer group on an annual basis.  The following 16 companies comprised the industry peer group used during 2012 in connection with executive compensation decisions:

Abraxas Petroleum Corp.	HKN, Inc.
Barnwell Industries, Inc.	Isramco, Inc.
Double Eagle Petroleum Co.	Miller Energy Resources, Inc.
Evolution Petroleum Corp.	Panhandle Oil & Gas, Inc.
GASCO Energy, Inc.	Royale Energy, Inc.
GASTAR Exploration Ltd.	Triangle Petroleum Corp.
GeoMet Inc.	US Energy Corp.
Harvest Natural Resources, Inc.	ZaZa Energy Corporation

The companies included in the selected peer group differ from those listed in the General Industry Classification Standard (“GICS”), a grouping commonly used by advisory services.  The Compensation Committee believes that the oil and gas exploration companies listed above constitute a more directly relevant compensation peer group than the broader GICS industry group.  The Compensation Committee believes that the GICS industry group does not have adequate pro rata representation of international exploration companies and that the individual companies in the GICS industry group, on average, are too large to be representative of the operations of and assets available to FX Energy.

The table below compares FX Energy’s year-end 2011 company metrics versus the peer group metrics:

The benchmarking results provided background and context for the Compensation Committee’s recommendations and decisions.  The information regarding peer companies and pay practices of the peer group assisted in its analysis but did not determine the Compensation Committee’s award recommendation for any particular executive.

Attachment 5

As part of the total compensation review process, the Compensation Committee reviews each element and the mix of compensation that comprises the total executive compensation package.  This process includes comparing historical data for the executives in the peer group to similar data for our executives.  With the assistance of the Chief Executive Officer, the Compensation Committee assesses skills, experience, and achievements of the executives individually and as a group.  To support our compensation objectives, the Compensation Committee may recommend that the Board adjust elements of compensation for our executives to align them with the various elements of the peer group executives, making adjustments when appropriate in instances when the elements are not directly comparable.  In addition to adjusting the allocation among elements of compensation for the executive group or Chief Executive Officer, as the case may be, individual pay may differ for any executive based on individual performance, tenure, retention considerations, and a subjective assessment of future potential.  We may also adjust compensation or individual elements of compensation based on internal equity among the executive group.

In executive sessions outside the presence of the Chief Executive Officer, the Compensation Committee reviews and recommends to the Board compensation for the Chief Executive Officer based on his performance, using the benchmark data as a reference point.  In consultation with the Chief Executive Officer, the Compensation Committee then recommends to the Board the amount of compensation for the remaining executives.  The Compensation Committee considers each of the factors comprising performance results in recommending the amount of each executive’s compensation.  The Board then reviews and considers the Compensation Committee’s recommendation in the light of its own analysis of these compensation factors and with further input from the Chief Executive Officer.

Executive Compensation Components

Our Board-approved executive compensation program consists of three key elements: base salary, annual cash incentives, and long-term incentives in the form of stock options and restricted stock awards.  The following charts illustrate the mix of compensation components, over the past three years, for our Chief Executive Officer and our other officers:

The actual amount ultimately realized by individual executives from their total compensation opportunities (other than base salary), if any, is dependent upon our actual operational, financial, and/or stock price performance as well as individual performance.  Accordingly, if our overall results fail to meet the goals established for the compensation opportunities, earned compensation is likely to fall below the peer group’s mean compensation.  Conversely, if our overall results exceed goals, compensation is likely to exceed the peer group’s mean compensation.

In addition to these three compensation elements, we also provide limited retirement compensation and other employee benefits.  The benefit plans are designed to encourage retention and reward long-term employment.  We believe perquisites for senior executives should be extremely limited in scope and value and should also be restricted to those types of perquisites that are available to all employees.

Attachment 5

We supplement this compensation with some downside protection to minimize the turnover of executive talent and to ensure that our executives’ attention remains focused on our stockholders’ interests.  Such downside protection includes the use of employment and change of control agreements, which are discussed in more detail below.

Base Salary

To remain competitive with compensation levels of executives at comparable companies, we target the base pay of our executives at about the average of our peer group of companies.  We believe that targeting base pay at a competitive level helps fulfill our compensation program objective of attracting and retaining high-quality executives.  Each executive’s salary relative to this competitive framework varies based on the level of his responsibility, experience, time in position, internal pay equity considerations, and individual performance and is reviewed by the Compensation Committee on an annual basis.  Specific salary adjustments take into account these factors and the current market for management talent.

Analysis of 2012 Salaries

As a result of a review of peer group and other compensation data available, including current compensation trends, talent demand in the oil and gas industry, and consideration of our financial condition, we determined to maintain 2012 Named Executive Officer salaries at their 2011 levels, which, with the exception of one executive, are unchanged from 2008.  We considered the impact of inflation in reviewing compensation levels and concluded that the level of inflation since the last salary increases did not warrant salary changes this year.  In total, we anticipate that the executive group’s base salaries would approximate or be slightly higher than the average of our peer group for executives for both 2011 and 2012.

Incentive Compensation

Our stock price is significantly influenced by global oil and gas prices, which are driven by macroeconomic factors that are outside of our control.  Accordingly, our incentive compensation program is designed to focus management’s efforts in areas where they have the most ability to drive long-term value appreciation.  To achieve this, we use a comprehensive incentive compensation structure, ensuring a suitable mix of operational and financial incentives based on:

•	annual and long-term performance;

•	absolute and relative performance measures; and

•	internal and external performance comparisons.

The following charts illustrate the mix of at-risk short-term and long-term incentive compensation over the past three years for our Chief Executive Officer and other officers:

Attachment 5

Annual Cash Incentives

As part of each executive’s performance-based compensation, we maintain the FX Energy Cash Bonus Plan (the “Bonus Plan”).  The purpose of the Bonus Plan is to make a significant portion of each executive’s total compensation variable based on our performance respecting goals that are set to enhance stockholder value over the long term.

The Bonus Plan calls for the Compensation Committee to review certain corporate performance criteria as it relates to our peers, as well as certain other absolute measures of performance, and leaves the Compensation Committee the discretion to consider the achievement of other specific corporate objectives, individual contributions, general economic conditions, and other factors when making incentive awards for each year.  The Compensation Committee uses this information to recommend annual incentive awards to the Board.  The Bonus Plan provides for a preliminary award near year-end based on an analysis of Company performance to date and preliminary peer group data, followed by a final review and payment (which may be zero) later, once all peer group prior-year performance data becomes available.

We set target awards as a percentage of base salary at about the estimated average of peer group award percentages for each executive position.  Target awards vary by position.  Our CEO’s target percentage tends to be higher than that of our other officers, as the members of our peer group tend to award their CEOs a higher percentage of salary in the form of incentive payments than their other officers.  Accordingly, our CEO’s short-term incentive compensation tends to represent a greater percentage of total incentive compensation than that of our other officers.  Our success in meeting our corporate objectives (reviewed as of year-end) and each particular executive’s role in meeting those objectives are used to determine whether the actual award should be above, below, or at the anticipated peer group average.

In determining short-term cash incentive awards, the Compensation Committee reviews corporate performance relative to our peer group in the following areas: (i) three-year revenue growth per share; (ii) three-year reserve volume growth per share; (iii) three-year finding and development cost per unit of reserves; and (iv) one-year stock price change.  Each measure comprises 12.5% of the incentive award.  For each measure, the peer group members, including the Company, are ranked by performance order and divided into quintiles.  The incentive award for each measure is determined by the quintile ranking of the Company within the peer group, and the percentage contributions of all four measures are added to determine the overall annual incentive award.  Award percentages for the various quintiles range ratably from 25% in the top quintile to 0% in the bottom quintile.

In addition, the Compensation Committee reviews absolute corporate performance in the following areas: (v) production volume per share at year-end; (vi) reserves volume per share at year-end; (vii) earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses (EBITDAX) per share at year-end; and (viii) net asset value per share at year-end.  We compare these measures to our own three-year history.  Each of these measures also comprises 12.5% of the incentive award.  The incentive award for each measure is determined with reference to a performance matrix approved by the Compensation Committee at the beginning of the year, and the percentage contributions of all four measures are added to determine the overall annual incentive award.  Award percentages for the various quintiles range ratably from 25% at the top of the matrix to 0% in the bottom of the matrix.

Attachment 5

We believe that success in these performance areas enhances stockholder value in both the short term and the long term.  Success in the areas of reserve additions and revenue growth, in particular, reflects our positive achievements in implementing our business model of translating early-stage exploration efforts into tangible assets and cash flow.  Lower than industry-average finding costs demonstrate our ability to find and drill exploration targets that contribute meaningfully to increases in reserve volumes and values.  Relative changes in share price reflect the market’s recognition of our progress in implementing our business model.  Success in the four absolute measures reflects the achievement of our internal objectives without regard to how our peers are performing.

2012 Incentive Awards

In determining a preliminary award for 2012, the Compensation Committee undertook the following review: (i) respecting the Bonus Plan’s relative measures, the Compensation Committee compared our estimated 2012 performance to that of our peer group’s performance for the three-year period that ended in 2011; and (ii) respecting the Bonus Plan’s absolute measures, the Compensation Committee compared our estimated 2012 performance with that of our own prior three-year performance.  The following table shows the level of achievement for each of the incentive plans goals:

Incentive Plan Measures	FX Energy Performance	Incentive Award Qualification

Absolute(1)
Reserves Growth	Below Target	0.00%
Production Growth	At Target	12.50%
EBITDAX Growth	Above Target	25.00%
Net Asset Value Growth	Below Target	0.00%

vs. Peers
Reserves Growth	At Target	12.50%
Revenue Growth	Above Target	18.75%
Finding Costs	Below Target	6.25%
Stock Price Growth	Above Target	18.75%
_______________
(1)	Absolute measures are calculated on a per-share basis.

Based on these achievements, the Board approved preliminary incentive awards for 2012 equal to 75% of the estimated annual award, as shown in the following table, with the intent to review fully our relative and absolute performance and determine the final 2012 incentive awards after 2012 peer group data becomes available.  The 2012 interim award was approximately 65% of the 2011 interim award.

Executive Officer	2012 Interim Award

David N. Pierce	$113,695
Andrew W. Pierce	65,781
Jerzy Maciolek	65,781
Thomas B. Lovejoy	54,141
Clay Newton	34,805

Attachment 5

Long-Term Incentives

Equity Awards

We have equity compensation plans under which we can make annual grants of restricted stock and stock option awards to eligible Named Executive Officers and other employees.  Equity incentives represent a significant element of our total compensation program.  As with other elements, the value received through various stock-based awards is included in our annual total compensation review process.  Each year, we collect and review competitive data from the peer group specifically on the use of, and value received through, equity incentives.  From this data, management develops and recommends annual awards.  Our philosophy is that the award opportunity should match the range of awards made by our peers.  Individual awards are then further modified, based on a subjective assessment of individual performance, contribution, and future potential.

In 2011, our shareholders approved our 2011 Incentive Plan, or 2011 Plan.  The purpose of the 2011 Plan is to further align our long-term incentive program with that of our peers.  We asked shareholders to approve a total number of shares for the plan equal to 7.5% of the number of our shares issued and outstanding, which is approximately equal to the mean number of shares that other companies in our peer group included in equity incentive plans submitted to their shareholders for approval during the preceding three years.  Further, an annual award of 1.82% of the number of outstanding shares is approximately equal to the mean number of equity incentive awards granted by the other companies in our peer group.  Finally, a ratio of two-thirds of the annual award in options and one-third of the annual award in restricted stock is also approximately equal to the mean ratio of options and restricted stock granted by the other companies in our peer group.

Prior to 2011, awarding restricted stock to senior management was traditionally the focus of our long-term incentive compensation.  Restricted stock awards provide value in the form of our stock while resulting in lower share usage and lower dilution than the use of certain other types of equity awards.  In addition, the vesting conditions (discussed below) and opportunity for long-term capital appreciation, which are characteristic of restricted stock awards, help us achieve our objectives of management retention and linking pay to our long-term stockholder value.  In awarding restricted stock, we consider stock market overhang and run rates.  Restricted stock awards do not offer dividend or voting rights until they vest and the shares are subsequently released to the grantee.

Upon approval of the 2011 Plan and in keeping with the practice of our peer group companies, we decreased the number of restricted stock awards to each of our officers, but added new stock option awards.  The stock option awards now comprise two-thirds of our equity awards, with the balance being in the form of restricted stock awards.  Stock option awards directly align the interests of our executive officers and stockholders.  The stock option grants reward executives for growth in the value of Company stock over the long-term.  Stock options deliver value to an executive only if the share price, after the date of vesting, is above the grant price.  Therefore, stock price volatility will have a greater impact on total compensation results delivered from stock options compared to restricted stock awards.

Analysis of 2012 Equity Awards

Prior to 2011, our long-term incentive compensation was measurably lower than that of our peer group, dating back more than five years.  As discussed above, it is our belief that the implementation of our 2011 Plan has made our long-term compensation more comparable to that of our peer group.

Attachment 5

Vesting and Other Restrictions

Annual equity awards granted under our equity compensation plans typically vest 33% on each of the first three anniversaries of their grant date, contingent on continued employment with us.  In the case of supplemental awards, we may use a shorter or longer vesting period depending upon our retention objectives for the individual recipient.  We believe that these provisions serve our objectives of retention and connecting the executives’ long-term interests to ours and to those of our stockholders.

Grant Timing and Pricing

Prior to 2011, we granted annual stock awards generally at or near our regularly scheduled, fourth quarter Board meeting each year.  In 2011, we granted our annual stock awards immediately following the approval of our 2011 Plan.  In 2012, we granted our annual stock awards at our regularly scheduled, fourth quarter Board meeting, and plan to continue this practice in the future.  Notwithstanding our grant schedule, we do not grant stock awards before the release of material, nonpublic information that is likely to result in change in our stock price.  We may change the date upon which equity awards are granted if there is unreleased material, nonpublic information.

Retirement Compensation

We do not offer a traditional pension plan.  We do have a 401(k) Stock Bonus Plan under which we make annual contributions, in the form of FX Energy stock, to the retirement account of each of our Named Executive Officers.  Each executive is encouraged to retain the contributed stock for at least one year, and as of the date of this report, no executive has sold any of the shares so contributed.  We believe that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan or any employee stock purchase, employee stock ownership, deferred compensation, or supplemental early retirement plans.

Other Compensation

We offer limited other perquisites and benefits to our executives, which are reflected in the relevant tables and narratives that follow.  The executives participate in basic Company-wide plans and programs, such as group medical, dental, and life insurance, in accordance with the terms of the programs and on the same terms as all other domestic administrative employees.  We do not offer disability insurance, automobile allowances, Company-provided automobiles, club memberships/dues, financial planning allowances, first-class travel (unless preapproved by our Chief Executive Officer), security services, or sign-on or retention bonuses.

Internal Pay Equity

Our core compensation philosophy is to pay our Named Executive Officers competitive levels of compensation that reflect their individual responsibilities and contributions to us, while providing incentives to achieve our business objectives.  While comparisons to compensation levels of similarly situated executives at companies in our peer group are beneficial in assessing the competitiveness of our various programs, we recognize that our compensation programs must also be internally consistent and equitable.  The Compensation Committee and Board evaluated the mix of the individual elements of compensation paid to our executives, as well as the overall composition and responsibilities of the executive team.  We do not have a formal policy that addresses Chief Executive Officer compensation multiples as they relate to other Named Executive Officers; however, the Chief Executive Officer’s total compensation has historically been less than 160% of the average total compensation of the other Named Executive Officers.

Attachment 5

FX Energy’s exploration initiative in Poland was originally founded by three individuals, David N. Pierce (currently the Chief Executive Officer), Andrew W. Pierce, and Jerzy B. Maciolek.  In recognition of their initial vision and ongoing contribution to our success, we set the salaries of Andrew W. Pierce and Jerzy Maciolek at the same level.

Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and evaluation of performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.  Several features of our programs reflect sound risk-management practices.  As examples, both net asset value and EBITDAX involve the use of net cash available or generated.  The Compensation Committee believes that, in a capital intensive industry like oil and gas exploration, cash assets and cash flow are important determinants of our overall risk exposure.  We believe our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the threat of excessive risk-taking in the short term.  Further, the performance criteria reviewed by the Compensation Committee in determining cash bonuses are Company-wide, and the Compensation Committee and Board use their subjective judgment and discretion in recommending and approving bonus levels for our executives.  This is based on the Compensation Committee’s and the Board’s belief that applying Company-wide metrics encourages decision making that is in the best long-term interests of the Company and our stockholders as a whole.  The multi-year vesting of our equity awards for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk.

Tax Considerations

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit our federal income tax deductions for compensation expense in excess of $1 million paid to Named Executive Officers.  However, performance-based compensation can be excluded from the limit so long as it meets certain requirements.

No executive of FX Energy, including our Chief Executive Officer, has received nonperformance-based compensation in any given year in excess of $1 million.

Section 409A of the Internal Revenue Code

To the extent one or more compensation elements provided to executives are subject to Section 409A of the Internal Revenue Code, we intend that these elements be compliant so that the executives are not subject to increased income or penalty taxes imposed by Section 409A.  Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation.  We believe that if the adverse tax consequences of Section 409A become applicable to our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees.  We intend to operate our compensation arrangements so that they are compliant with or exempt from Section 409A and have, therefore, amended or modified our compensation programs and awards, including our employment agreements, to the extent necessary to make them compliant or exempt.  We have also agreed to provide additional payments to our Named Executive Officers in the event that an additional tax is imposed under Section 409A.

Attachment 5

2012 Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer and our four highest paid executive officers other than our Chief Executive Officer (“Named Executive Officers”) for the fiscal year ended December 31, 2012:

		Salary	Bonus	Stock Option Awards	Restricted Stock Awards	All Other Compen-sation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)

David N. Pierce	2012	$367,500	$113,695(3)	$154,651	$148,470	$ 81,281	$865,597(3)
President, Chief Executive Officer	2011	367,500	349,435(4)	198,944	179,883	73,114	1,168,876(4)
	2010	367,500	240,813(5)	--	254,100	67,572	929,985(5)

Thomas B. Lovejoy	2012	262,500	54,141(3)	88,372	84,843	84,234	574,090(3)
Chairman, Executive Vice President	2011	262,500	143,141(4)	113,682	102,789	80,756	702,868(4)
	2010	262,500	111,168(5)	--	145,200	75,101	593,969(5)

Andrew W. Pierce	2012	283,500	65,781(3)	138,082	132,566	61,179	681,108(3)
Vice President Operations	2011	283,500	149,632(4)	177,628	160,609	57,552	828,921(4)
	2010	283,500	125,301(5)	--	226,875	58,802	694,478(5)

Jerzy B. Maciolek	2012	283,500	65,781(3)	138,082	132,566	75,147	695,076(3)
Vice President Exploration	2011	283,500	149,632(4)	177,628	160,609	69,840	841,209(4)
	2010	283,500	125,301(5)	--	226,875	69,101	704,777(5)

Clay Newton	2012	225,000	34,805(3)	82,849	79,539	69,520	491,713(3)
Vice President Finance	2011	225,000	117,581(4)	106,578	96,363	66,859	612,381(4)
	2010	210,000	71,166(5)	--	136,125	63,335	480,626(5)
________________

(1)
The amount includes the fair value of stock awards on the date of grant as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, formerly Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.  For a discussion of valuation assumptions, see Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.  The table below shows the 2012 stock grants to each of the Named Executive Officers:

Name	Stock Option Awards	Restricted Stock Awards
David N. Pierce	69,869	34,934
Thomas B. Lovejoy	39,925	19,963
Andrew W. Pierce	62,383	31,192
Jerzy B. Maciolek	62,383	31,192
Clay Newton	37,430	18,714

(2)	The amounts reported for each of the Named Executive Officers in “All Other Compensation” for 2012 are shown below (in dollars):

	Registrant Contributions
	to Defined Contribution	Insurance Premiums and
Name	Plans	Medical Reimbursement
David N. Pierce	$50,000	$31,281
Thomas B. Lovejoy	50,000	34,234
Andrew W. Pierce	50,000	11,179
Jerzy B. Maciolek	50,000	25,147
Clay Newton	45,000	24,520

(3)
The bonus consists of a preliminary award under our Bonus Plan for 2012 that was reported in our annual report on Form 10-K for the year ended December 31, 2012.  A final award may be approved by the Board later in 2013.

(4)
The bonus consists of a preliminary award under our Bonus Plan for 2011 that was reported in our annual report on Form 10-K for the year ended December 31, 2011, plus a subsequent award approved by the Board in June 2012 following the review of peer group operating and compensation data.

(5)
The bonus consists of a preliminary award under our Bonus Plan for 2010 that was reported in our annual report on Form 10-K for the year ended December 31, 2010, plus a subsequent award that was approved by the Board in May 2011 following the review of peer group operating and compensation data.

Attachment 5

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We maintain the following executive compensation programs for our Named Executive Officers:

•	base salary;

•	annual cash incentive compensation;

•	equity-based awards;

•	retirement benefits;

•	other employee benefits; and

•	employment and change in control agreements

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Executive Compensation Philosophy” section on page 11.

Outstanding Equity Awards at 2012 Year-End

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2012, for each of the Named Executive Officers.  The table also reflects unvested and unearned stock awards:

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number	Value of
			Incentive					of	Unearned
	Number of		Plan				Market	Unearned	Shares,
	Securities		Awards:			Number of	Value of	Shares,	Units or
	Underlying	Number of	Number of			Shares or	Shares or	Units or	Other
	Unexer-	Securities	Securities			Units of	Units of	Other	Rights
	cised	Underlying	Underlying			Stock	Stock	Rights	That
	Options (#)	Unexercised	Unexercised	Option	Option	Held That	That Have	That Have	Have
	Exer-	Options (#)	Unearned	Exercise	Expiration	Have Not	Not	Not	Not
Name	cisable(1)	Unexercisable	Options(#)	Price($)	Date	Vested(#)	Vested($)(2)	Vested(#)	Vested($)

David N. Pierce	23,700	47,399	71,099	$ 5.06	09/16/21			-	-
	-	69,869	69,869	4.25	11/15/22	72,634(3)	$298,526
Thomas B. Lovejoy	13,543	27,085	40,628	5.06	09/16/21			-	-
	-	39,925	39,925	4.25	11/15/22	41,505(4)	170,586
Andrew W. Pierce	21,160	42,321	63,481	5.06	09/16/21			-	-
	-	62,383	62,383	4.25	11/15/22	64,852(5)	266,542
Jerzy B. Maciolek	21,160	42,321	63,481	5.06	09/16/21			-	-
	-	62,383	62,383	4.25	11/15/22	64,852(5)	266,542
Clay Newton	12,696	25,393	38,089	5.06	09/16/21			-	-
	-	37,430	37,430	4.25	11/15/22	38,911(7)	159,920	-	-

(1)
We granted all options 10 years before the expiration date.  The options vest ratably over a three-year period beginning with the first third vesting one year after the date of grant, the second third vesting two years after the date of grant, and the final third vesting three years after the date of grant.

(2)	Market value of shares of stock that have not vested is based on the December 31, 2012, closing market price for a share of our common stock, which was $4.11.
(3)
Mr. Pierce’s restricted shares will vest as follows: 14,000 shares on December 21, 2013; 11,850 shares on each of September 16, 2013 and 2014; 11,645 shares on each of November 15, 2013 and 2014, and 11,644 shares that vest on November 15, 2015.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

Attachment 5

(4)
Mr. Lovejoy’s restricted shares will vest as follows: 8,000 shares on December 21, 2013; 6,771 shares on each of September 16, 2013 and 2014; 6,654 shares on each of November 15, 2013 and 2014, and 6,655 shares that vest on November 15, 2015.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(5)
Mr. Pierce’s restricted shares will vest as follows: 12,500 shares on December 21, 2013; 10,580 shares on each of September 16, 2013 and 2014; 10,397 shares on each of November 15, 2013 and 2014, and 10,398 shares that vest on November 15, 2015.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(6)
Mr. Maciolek’s restricted shares will vest as follows: 12,500 shares on December 21, 2013; 10,580 shares on each of September 16, 2013 and 2014; 10,397 shares on each of November 15, 2013 and 2014, and 10,398 shares that vest on November 15, 2015.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

(7)
Mr. Newton’s restricted shares will vest as follows: 7,500 shares on December 21, 2013; 6,348 shares on each of September 16, 2013 and 2014; 6,238 shares on each of September 16, 2013 and 2014, 6,239 shares that vest on November 15, 2015.  All of the restricted shares will also vest if we terminate his employment other than for cause or if he dies or becomes disabled.  Restricted stock awards also vest fully on a change in control.

Option Exercises and Stock Vested During 2012

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(2)

David N. Pierce	--	$ --	39,850	$219,852
Thomas B. Lovejoy	--	--	22,772	125,634
Andrew W. Pierce	--	--	35,581	196,302
Jerzy B. Maciolek	--	--	35,581	196,302
Clay Newton	--	--	21,348	117,776

(1)	This value is the difference between the option exercise price and the market value of the underlying shares on the date of exercise, multiplied by the number of shares.
(2)	This value is the market value of the shares on the vesting date multiplied by the number of shares.

Other Potential Post-Employment Compensation

Our analysis of the accumulated wealth of our Named Executive Officers shows that a significant portion of their financial well-being is dependent on their compensation and the performance of our common stock.  Accordingly, as part of our program to retain our key employees, we have extended employment and change in control agreements to all of our Named Executive Officers.  These are separate agreements, with the employment agreement covering only the terms of employment and the change in control agreement covering only a change in Company control.  The following summaries describe potential payments payable to our Named Executive Officers upon termination of employment or a change in control.  The actual payments to executives are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates, as well as the discretion of the Compensation Committee.

Employment Agreements

We have entered into agreements with each of our Named Executive Officers providing for the terms of employment.  Each of the agreements has an initial term of two and one-half years; provided, however, that such agreements will automatically be renewed each year for successive two and one-half year terms unless we deliver to the applicable executive written notice of nonrenewal at least 40 days before the expiration date.  All of the agreements were entered into on January 1, 2007.  Notwithstanding the foregoing, these agreements automatically terminate upon the earlier of a change in corporate control (as defined in the change in corporate control agreements described below) or such time as the applicable executive ceases to be employed by us for any reason.

Attachment 5

Change in Control Agreements

We also have agreements with our Named Executive Officers providing for certain enhanced severance benefits only in the event of the severance of the employment of such Named Executive Officer following a change in corporate control.  Each of the agreements has an initial term of one year, and the expiration date will automatically be extended for one additional year unless in the 60-day period immediately preceding any anniversary date of the agreement either we or the applicable executive rejects such automatic extension.  These agreements were entered into on January 1, 2007.

David N. Pierce

If we terminate Mr. Pierce’s employment other than for cause (as defined in the agreement) or Mr. Pierce resigns for cause (as defined in the agreement), Mr. Pierce will be entitled to severance pay and up to 24 months of continued health care coverage.  The severance pay is payable in a lump sum six months after his termination and is equal to two times the greater of: (i) his then-current annual salary; or (ii) his salary plus bonus compensation for the year most recently ended, including amounts subsequently awarded under our Bonus Plan respecting such year after final peer group performance data are available.  In addition, all unvested options, restricted shares, and other equity-based awards will be immediately vested.  Under Mr. Pierce’s change in control agreement, Mr. Pierce will be entitled to receive similar severance payments and benefits as those described above if we terminate his employment other than for cause or Mr. Pierce’s employment is terminated by death or disability within two years after a change in control (as defined in the agreement).  The agreements do not provide for a gross-up of income taxes resulting from a payment under either of the agreements for Mr. Pierce or for any of our other Named Executive Officers.

If Mr. Pierce’s employment had been terminated under the circumstances noted in the table below as of December 31, 2012, payments and benefits to him would have an estimated potential value as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance	Benefits(1)	Equity Awards	Total(1)

Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause / Change in Control / Death	1,433,870	32,585	298,526	1,764,981

(1)      Includes two years of group medical, dental, and life insurance premiums.

Named Executive Officers (Other Than David N. Pierce)

Assuming the employment of the Named Executive Officers noted in the tables below was terminated under the circumstances noted in the table on December 31, 2012, payments and benefits to each Named Executive Officer would have estimated potential values as follows:

			Value of
			Accelerated
Termination Reason	Cash Severance	Benefits(1)	Equity Awards	Total(1)

Retirement / Voluntary / With Cause	$ -	$ -	$ -	$ -
Without Cause / Change in Control / Death
Thomas B. Lovejoy	811,282	32,585	170,586	1,014,453
Andrew W. Pierce	866,264	10,022	266,542	1,142,828
Jerzy B. Maciolek	866,264	23,002	266,542	1,155,808
Clay Newton	685,162	17,563	159,920	862,645

(1)	Includes two years of group medical, dental, and life insurance premiums.

Attachment 6

Open Letter to the Chairman of FX Energy

The following letter was delivered to the Chairman of the Board of Directors of FX Energy on Thursday, June 27th, 2013. If you wish to join the mailing list of the Ad-Hoc Committee of FX Energy Shareholders and participate in our ongoing discussions as to how best to effectuate positive growth in shareholder value, please email fxen@littlebear.us

FX Energy Ad-Hoc Cmte Letter Public 6.27.13

* * * * * * * * * *

Thomas B. Lovejoy, Chairman

FX Energy Inc.

3006 Highland Drive, #206

Salt Lake City, Utah 84106

Dear Mr. Lovejoy,

I am writing to you on behalf of the Ad-Hoc Committee of FX Energy Shareholders (“ACFX”), an informal group comprised of shareholders of FX Energy, Inc. (“FXEN”) Upon information shared with me over the past two weeks, members of the ACFX control an ownership stake in FXEN approximating 4% of the common stock  outstanding. None of the members of ACFX have currently given me any ability to vote, tender, dispose or otherwise exercise control over their respective ownership stakes in FXEN. Nevertheless we as a group have exchanged ideas and opinions over the current positioning of FXEN and our interests in seeing the company grow shareholder value and it is those ideas that I, on behalf of ACFX, are sharing with you today.

We are extremely dismayed at the current lack of focus on improving shareholder value. Over the medium term, and especially in the past 12 months, FXEN has appeared to have been run as a privately held company. With the exception of a few chosen individuals, most shareholders are given little to no technical information about the company’s prospects, producing assets, capital expenditure plans, and other such information necessary to make an informed investment decision with regards to the company’s publically traded stock.

The lack of useful, actionable information coming out of the company has created a dearth of legitimate research which severely limits the pool of available investors willing to join us in owning a stake in FXEN. With a lack of knowledgeable buyers, shareholder value has been destroyed to the point that the current stock price is a fraction of fair value as defined by the 2012 NPV10 proved + probable report (as drafted by the company’s outside consultants) along with the newly discovered 2013 finds (namely the Tuchola-3k and, possibly, the Plawce).

1

Attachment 6

On the earnings conference call dated May 5th, 2013, during the Q&A section an investor inferred that the Tuchola-3k was ‘down dip’ of the assumed reservoir of gas. This fact was never disclosed publically by management but somehow known by an informed investor. In the case of Plawce, various message board posters seemed to have firsthand knowledge of the delays in testing the well, including the curious fact that key equipment was held up at the German-Polish border.

These are but two examples of selective disclosure that hurts the vast majority of shareholders and creates a two-tiered non-level playing field. Ultimately such behavior on the part of management leads directly to a yawning valuation gap between the company’s true asset value and the price of common stock as large swaths of potential investors assume that the deck is stacked against them.

We believe that the Board of Directors at FXEN has allowed management’s interests to diverge significantly from that of the true owners of the business – namely the shareholders. Despite an abysmal total return for long term shareholders, the Board – led by the Compensation Committee – continues to reward management with large stock option grants. These stock and option grants get set at low strike prices due to the  ongoing destruction of shareholder value. It leads us to believe that the long term goal of management is to accumulate large grants of stock and options struck at low prices before putting the company for sale down the road.

In 2012 alone, you, the Chief Executive Officer and the Vice Presidents of Operations & Exploration as a combined group received over $940,000 worth of restricted stock and options – during a time in which both stated reserves and shareholder value declined precipitously. Of course this was on top of large, six figure cash bonuses. These payouts were all given to long term executives who have already been significantly incentivized with company equity. From our standpoint the culture of rewarding management regardless of outcome needs to end immediately.

On the May 5th conference call, David Pierce started his introductory remarks by stating, “It just keeps getting better”. For FXEN shareholders that couldn’t be further from the truth – although given the fact Mr. Pierce received over $2.9 million in total compensation from 2010-2012 I guess he could be forgiven for his enthusiasm.

The sad fact is that an analysis of the long term exploration results for the company under Mr. Pierce’s management conclusively show that the vast majority of drilling success has been in the Fences concession – where the Polish Oil & Gas Company (PGNiC) has been the operator and 51% majority owner. With the exception of the recent Tuchola-3k, management has had a terrible track record creating lasting value drilling outside the Fences. Within the Fences PGNiC has done the ‘heavy lifting’. This leads one to ask – exactly what independent accomplishments long term shareholders have been ‘rewarding’ management for?

All of the above actions have contributed to the largest gap between perceived & actual value we have seen amongst small-cap E&P businesses in a long time. Based upon a range of possibilities as to the ultimate recovery from the gas field discovered in the Tuchola 3k, it is possible that the Edge concession alone could be worth upwards of $500 – 750 million dollars (or approx. $8 to $13 per share – assuming 55m+ shares fully diluted and a valuation of approx. $5m per BCF). Plawce likewise could add upwards of $10 per share in value. Furthermore, if Plawce is a commercial success there are numerous other ‘tight gas’ plays with the same structural similarities within FXEN-controlled concessions that would suddenly be worth significant sums of money.

2

Attachment 6

It is very likely that material success at both the Tuchola & Plawce wells would yield a ‘takeout’ premium of anywhere from $15 – $25 a share. The fact that the price of the company’s common stock is so far from taking those possible scenarios seriously goes to the heart of our argument – namely that FXEN’s management has 0% credibility from professional E&P investors and financial institutions.

We feel very strongly that the Board of Directors needs to immediately take the following steps in order to begin the process of gaining institutional credibility and repairing the significant damage done to shareholders:

1.
Release additional technical information gleamed in testing the Tuchola-3K. In a press release dated May 21, 2013, shareholders were informed that “Tuchola-3K well inPolandsaw gas flow at rates between 3.8 million and 5.5 million cubic feet per day, with no water”. This is the full extent of the dataset you have released on this important prospect. There is simply not enough information to allow investors to make an informed decision as to the potential range of values that the Tuchola-3k may add to future reserves. Additional technical information gleamed from the production test must be publically released in order for this to occur. This should include management’s range of estimates for how far the field extends and what the ultimate reserve possibilities could look like.

2.
ArnoldGrundvig, Jr. is the current Chairman of the Compensation Committee. His stewardship of this position has been poor, to say the least. Mr. Grundvig should immediately step down from the Board of Directors along with Mr. Turner and Goldstein, and the Board should immediately start a search for capable and qualified individuals to take their place. We have a number of suggestions and would be happy to share our thoughts with you on this topic.

3.
Commit to releasing on an ongoing basis full and complete updates on the various capital expenditure projects. To date shareholders have been left in the dark as to the exact status of the Plawce and the planned 3d seismic program covering the Edge concession. Basic details as to the timing of major events have been kept from shareholders consistently throughout the past few years, contributing to a sense of unease and dismay from long term shareholders.

4.
Commit to evaluating all avenues of increasing shareholder value – including a sale of the company – should the above actions not contribute significantly to an immediate improvement in the price of FXEN’s common stock.

3

Attachment 6

The company recently concluded its’ Annual Meeting without committing to any of the aforementioned operational and strategic changes. We are ready and prepared to open a constructive dialogue with the Board on how best to go about improving the message and flow of public information about the Company’s prospects. If you wish to do so we are available to schedule a meeting in the near future inNew York Citybetween a delegation from the Board and a subset of Ad-Hoc committee members.

If the Board will not commit to implementing the above steps then we have no choice but to oppose the existing Board in whatever efficient means we have at our disposal, including but not limited to running a slate of ACFX-recommended directors and/or calling a special meeting to change the current composition of the Board. Given the long term damage suffered by shareholders, we feel that absent an immediate and sustained attempt by the Board to rebuild trust, we would push for a newly-constituted Board to pursue a sale of the Company and extract whatever percentage of the implied value we can from the large portfolio of producing assets and high probability prospects.

It is our fervent wish to work in partnership with the Board to regain the trust of the marketplace. I sincerely hope that to be the case and am available to discuss the issues raised in this letter at the contact information below.

Zachary Prensky

Chairman,

Ad-Hoc Committee of FX Energy Shareholders

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